EXHIBIT 2

FORM OF VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”) dated as of August 23, 2010 by and between PricewaterhouseCoopers LLP, a Delaware limited liability partnership (“Parent”), and the undersigned stockholder (“Stockholder”) of Diamond Management & Technology Consultants, Inc., a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Carbon Merger Subsidiary, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Subsidiary”) and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the parties to the Merger Agreement will perform their obligations thereunder in accordance with the terms and subject to the conditions set forth therein;

WHEREAS, Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such number of shares of Company Stock and Company Restricted Stock, and such number of Company Stock Options, Company RSUs and Company SARs as set forth on Schedule 1; and

WHEREAS, in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, and as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Subsidiary have requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to his or her Shares.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties, intending to be legally bound, hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.  For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)      “Shares” means (i) all securities of the Company (including Company Stock, Company Restricted Stock, Company Stock Options, Company RSUs, Company SARs and other options, warrants and other rights to acquire shares of Company Stock) beneficially owned by Stockholder as of the date hereof and set forth on Schedule 1 and (ii) all additional securities of the Company (including Company Stock, Company Restricted Stock, Company Stock Options, Company RSUs, Company SARs, other options, warrants and rights to acquire shares of Company Stock, and any such shares of Company Stock acquired as a result of exercise or settlement thereof) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the record date for the Company Stockholder Meeting or, if later, the record date for any adjournment or postponement thereof (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(b)      For the purposes of this Agreement, a Person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Share or any interest in such Share, (ii) grants any proxies or power of attorney or (iii) enters into an agreement or commitment, whether or not in writing, providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Share or any interest therein.

Section 1.02.  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
Agreement to Vote; Grant of Proxy

Section 2.01.  Agreement To Vote Shares.  (a)  At every meeting of stockholders of the Company called, and at every adjournment, postponement or continuation thereof, and on every action or approval by written consent of stockholders of the Company, Stockholder shall, or shall cause the holder of record on any applicable record date to, vote all Shares that Stockholder is entitled to vote in favor of (i) the adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement and (ii) any related matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated.

(b)      Stockholder agrees that it will not (and will cause the holder of record on any applicable record date not to) vote any Shares in favor of, or consent to, and will (and will cause the holder of record on any applicable record date to) vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company or (iii)

corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement.

Section 2.02.  Irrevocable Proxy.  Stockholder hereby revokes and agrees to cause to be revoked any and all previous proxies granted with respect to the Shares.  By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 2.01 as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares.  Except as provided in the following sentence, the proxy granted by Stockholder pursuant to this Section 2.02 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses.  The proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 3
Representations and Warranties of Stockholder

Stockholder represents and warrants to Parent that:

Section 3.01.  Corporation Authorization.  Unless Stockholder is a natural Person, the execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the corporate powers of Stockholder and have been duly authorized by all necessary corporate action.  If Stockholder is a natural Person, he or she (or the representative or fiduciary signing on his or her behalf, as applicable) has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder.  This Agreement constitutes a valid and binding agreement of Stockholder.

Section 3.02.  Non-Contravention.  The execution, delivery and performance by Stockholder of this agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (b) require any filing or registration with, or any consent, approval or authorization of, any Governmental Authority, (c) require any other consent or action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under, any provision of any agreement or other instrument binding on Stockholder or (d) result in the imposition of any Lien on any Shares beneficially owned by Stockholder, except for (i) such violations that would not prevent, delay or impair Stockholder from performing Stockholder’s obligations under this Agreement, (ii) such filings, registrations, consents, approvals or authorizations the failure of which to be obtained or made would not prevent, delay or impair Stockholder from performing Stockholder’s obligations under this Agreement and (iii) such Liens that would not prevent, delay or impair Shareholder from performing Stockholder’s obligations under this Agreement.

Section 3.03.  Ownership of Shares.  (a)  Stockholder is the beneficial owner of the shares of Company Stock and Company Restricted Stock set forth on Schedule 1, all of which are free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such shares), in any case, except as would not adversely affect the exercise or fulfillment of the rights and obligations of the parties to this Agreement.

(b)        Stockholder is the owner of the Company Stock Options, Company RSUs and Company SARs set forth on Schedule 1, which are exercisable for or convertible upon settlement into the number of shares of Company Stock set forth below them on Schedule 1.  All such Company Stock Options, Company RSUs, Company SARs are, and all such shares of Company Stock issuable upon the exercise or settlement of such Company Stock Options, Company RSUs and Company SARs will be, free and clear of any Liens and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such options or shares), in any case, except as would not adversely affect the exercise or fulfillment of the rights and obligations of the parties to this Agreement.

(c)      None of the shares of Company Stock, Company Stock Options, Company RSUs and Company SARs set forth on Schedule 1 are (or, if unissued, will be upon issuance) subject to any voting trust or other agreement or arrangement with respect to the voting of such shares or options.

Section 3.04.  Total Shares.  Except for the securities set forth on Schedule 1 (including the shares of Company Stock issuable upon the exercise or settlement of any such securities), Stockholder does not beneficially own any (a) shares of capital stock or voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (c) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 3.05.  Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

Section 3.06.  Litigation.  As of the date of this Agreement, there is no action, proceeding or investigation pending or, to the knowledge of Stockholder, threatened against Stockholder that questions the validity of this Agreement or any action taken or to be taken by Stockholder in connection with this Agreement.

ARTICLE 4
Covenants

Section 4.01.  Transfer Restrictions.  Stockholder agrees not to cause or permit any Transfer of any of Stockholder’s Shares to be effected, except by operation of law (so long as this Agreement shall bind the transferee to the fullest extent as if the transferee were Stockholder hereunder), as specifically required by court order or to satisfy tax obligations with respect to Company Restricted Stock, Company RSUs, Company SARs or Company Stock Options; provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to (i) exercise any Company Stock Options held by Stockholder or (ii) transfer Shares in connection with estate and charitable planning purposes if, as a precondition to such transfer, the transferee is bound to the fullest extent as if the transferee were Stockholder hereunder.  Stockholder agrees not to deposit (or permit the deposit of) any Stockholder’s Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

Section 4.02.  Legending of Shares.  If so requested by Parent in respect of any Shares, Stockholder agrees that such Shares shall bear a legend stating that they are subject to this Agreement.

Section 4.03.  Appraisal Rights.  Stockholder agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

Section 4.04.  Further Assurances.  Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments that are necessary to carry out the purpose and intent of this Agreement or that are reasonably required for the consummation of the Merger.

ARTICLE 5
Miscellaneous

Section 5.01.  Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require Stockholder to attempt to) limit or restrict Stockholder in his capacity as a director or officer of the Company or any designee of Stockholder who is a director or officer of the Company from acting in such capacity or voting in such Person’s sole discretion on any matter (it being understood that this Agreement shall apply to Stockholder solely in his capacity as a stockholder of the Company).  No action taken by Stockholder in his or her capacity as a director or officer of the Company shall be deemed to constitute a breach of any provision of this Agreement.

Section 5.02.  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

Section 5.03.  Amendments.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 5.04.  Termination.  This Agreement shall terminate upon the earlier of:

(a)      the approval and adoption of the Merger Agreement at the Company Stockholder Meeting;

(b)      the termination of the Merger Agreement in accordance with its terms;

(c)      any decrease in the Merger Consideration, change in the form of Merger Consideration or any other change in the Merger Agreement that is material and adverse to Stockholder; and

(d)      the written agreement of Parent and Stockholder.

Section 5.05. Breach; Survival.  No party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement.  Regardless of the foregoing, Sections 5.06 through 5.13 of this Agreement will survive the termination of this Agreement.

Section 5.06. Publication.  Stockholder authorizes the Company to publish and disclose in the Company Proxy Statement (including any and all documents and schedules filed with the SEC relating to the Company Proxy Statement) its identity and ownership of Shares and the nature of its commitments, arrangements and understandings made pursuant to this Agreement.

Section 5.07.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that the fees of Winston & Strawn LLP incurred in connection with this Agreement shall be paid by the Company.

Section 5.08.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.

Section 5.09.  Governing Law; Jurisdiction; Waiver of Jury Trial.  (a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

(b)      Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Delaware State court or Federal court located in Delaware in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or in any Federal court located in Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c)      Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or any transaction contemplated by this Agreement.

Section 5.10.  Notices.  All notices, requests and other communications to any party under this Agreement will be made in writing (including facsimile transmission) and shall be given,

if to Parent, to:

PricewaterhouseCoopers LLP
300 Madison Avenue
New York, New York 10017
Attention: General Counsel
Facsimile No.: (813) 637-7763

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: David L. Caplan
Facsimile No.: (212) 701-5800

if to Stockholder, to:

[Name of Stockholder]
[Address]
[Address]
Attention: [Name]
Facsimile No.: [Number]

with a copy to:

Winston & Strawn LLP
35 W. Wacker Drive
Chicago, Illinois 60601
Attention: Leland E. Hutchinson
Facsimile No.: (312) 558-5700

Section 5.11.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.12.  Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to seek and obtain specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PRICEWATERHOUSECOOPERS LLP

By:
Name:
Title:

STOCKHOLDER:

Name:

Schedule 1
Shares Beneficially Owned

_______ shares of Company Stock

_______ shares of Company Restricted Stock

_______ Company Stock Options

_______ shares of Company Stock issuable upon exercise of such outstanding Company Stock Options

_______ Company SARs

_______ shares of Company Stock issuable upon exercise of such outstanding Company SARs

_______ Company RSUs

_______ shares of Company Stock issuable upon settlement of such outstanding Company RSUs